FOR IMMEDIATE RELEASE
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240
May 11, 2009

SJI Reports Record First Quarter 2009 Results
Achieves Record First Quarter Earnings on both an Economic Earnings and a GAAP basis

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced income from continuing operations for the first quarter of 2009 of $31.6 million, or $1.06 per share as compared with $24.7 million, or $0.83 per share in the first quarter of 2008. On an Economic Earnings basis, income from continuing operations was $43.7 million, or $1.46 per share, as compared with $39.2 million, or $1.32 per share, for the same period last year.

A reconciliation of Economic Earnings to net income for the first quarter of fiscal 2009 and 2008 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended
	March 31,
	2009	2008
	(in thousands except for per share data)

Income From Continuing Operations	$31,622	$24,712
Minus/Plus: Adjustments	12,102	14,481
Economic Earnings	$43,724	$39,193

Earnings per share
From Continuing Operations	$1.06	$0.83
Minus/Plus: Adjustments	0.40	0.49
Economic Earnings per share	$1.46	$1.32

“Despite the turbulent economic environment, SJI achieved record first quarter performance, which sets us up for another strong year in 2009,” said SJI Chairman & CEO Edward J. Graham. “Strong performance at key non-utility businesses, coupled with ongoing initiatives to boost efficiency throughout the organization, continue to drive our performance. SJI continues to have bright prospects for the remainder of 2009 and beyond,” continued Graham.

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SJI Earnings – Add 1

SJI’s Highlights:
➢	Economic Earnings per share up 11% for the quarter.
➢	Entered into an agreement with the Northeast Maryland Waste Disposal Authority to develop a landfill-gas-to-electricity project.
➢	Won a 2-year contract to supply electricity to 400 New Jersey school districts
➢	Received approval from the New Jersey Board of Public Utilities for our proposal to improve SJG infrastructure and create jobs in support of NJ Governor Jon Corzine’s economic stimulus plan.
➢	Maintained a strong balance sheet: equity-to-capitalization ratio was 53% at March 31, 2009.
➢	SJG’s senior secured rating was upgraded to “A3” with a positive outlook by Moody’s Investor Services.

Non-Utility Posts Strong Results: Non-utility operations reported income from continuing operations on a GAAP basis of $6.6 million in the first quarter of 2009, compared with a loss of $0.4 million from continuing operations for the same period in 2008.

On an Economic Earnings basis, non-utility income from continuing operations for the first quarter of 2009 was $18.7 million, compared with $14.1 million for the same period of 2008. The increase in Economic Earnings was due primarily to strong performance in our asset management and marketing and on-site energy production businesses. Performance in our key non-utility business lines was as follows:

•
Asset Management & Marketing - Economic Earnings in the first quarter of 2009 for this business line rose to $16.7 million compared with $12.2 million in first quarter of 2008. Economic Earnings for 2009 benefited significantly from the increased value of pipeline capacity, which served to offset market conditions that produced tighter margins for storage capacity. Having 12.2 Bcf of gas storage capacity under management and 153,000 dekatherms per day of pipeline capacity creates opportunities for this business to lock in attractive margins resulting from volatility in market pricing.

For the 2008-2009 winter season we produced $39.5 million in pretax profits. This is a 16% improvement over the level previously projected in our year-end 2008 earnings release. The improvement was the result of first quarter hedge gains realized due to a decision to shut-in gas in storage.

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SJI Earnings – Add 2

For the upcoming 2009-2010 winter season and based upon current market conditions, our portfolio of storage and transportation assets are expected to produce $35.8 million in pre-tax profits. Approximately 70% of this portfolio is currently being used and we have no material open positions. The 2009-2010 portfolio reflects the improved value of storage and an additional 30,500 dekatherms per day of pipeline capacity that we acquired in early 2009. We have also begun to hedge the 2010-2011 winter season and, based upon current market conditions, our assets are expected to generate $30.9 million of pre-tax profits. Approximately 15% of this portfolio is currently used and those positions are hedged. As we accomplished during the 2008-2009 winter season, we will continue to optimize both the 2009-2010 and 2010-2011 portfolios to further enhance the value of these assets by trading opportunistically around market spreads; however, it is reasonable to expect that we will experience some offsetting realized hedge losses, particularly as we enter the coming summer season.

South Jersey Energy was recently awarded a 2-year contract to supply electricity to 400 New Jersey school districts. This contract will add approximately $4.5 million in pre-tax income over the 2-year period while saving the school districts an estimated $36 million in electricity costs. The savings will help maintain important education programs for our children and hopefully alleviate some of the burden on New Jersey taxpayers.

•
On-Site Energy Production – Marina Energy, our on-site energy production business, contributed $1.4 million in Economic Earnings to SJI’s bottom line in the first quarter of 2009, compared with $1.2 million in the prior year.

Looking to other energy project opportunities, SJI announced a fifth landfill gas-to-electricity project, which is a joint-venture to develop a facility for eight jurisdictions in northeastern Maryland. We completed work on a multi-million dollar solar project for an educational facility, which commenced full operation in March 2009. We also signed a letter of intent with three parties to evaluate the feasibility of designing and potentially developing a combined heat and power facility in Atlantic County, N.J. We continue to pursue energy project opportunities similar to these, as well as other combined heat and power (CHP or cogeneration) projects in line with the recently announced New Jersey Energy Master Plan and energy initiatives at the Federal level. Medical, educational and governmental facilities are particularly well-suited applications for these projects. Marina develops, owns and operates on-site energy plants. We expect these projects to provide annuity-like income streams under long-term contracts.

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SJI Earnings – Add 3

•
Retail Services – Retail services, which include appliance warranty and repair, HVAC installation, and meter reading, contributed $0.6 million in the first quarter of 2009, compared with $0.7 million in the same period last year.

Utility Business Performance: South Jersey Gas posted first quarter 2009 net income of $25.0 million, which was unchanged from the first quarter of 2008. Performance drivers for the quarter were higher net margin, improved operating performance and lower interest expense, which offset significantly higher pension expense and other post-retirement benefit costs.

•
Regulatory Update – In April, SJG received approval from the NJ Board of Public Utilities to improve the utility’s infrastructure, which will enhance the delivery of safe and reliable service to customers, while also creating jobs in support of Gov. Corzine’s Economic Stimulus Plan. The initiative involves extensive infrastructure improvement projects over the next two years totaling $103 million that are incremental to SJG’s normal capital programs scheduled for 2009 and 2010. These expenditures, which were otherwise planned to occur over the next five years, will be compressed into the next two years to complete construction projects important to SJG’s gas delivery systems and simultaneously generate more jobs. The infrastructure program allows SJG to earn a return of, and a return on, these specific infrastructure investments as the funds are spent. SJG also agreed to file a full base rate case with the NJBPU as part of the infrastructure program. By that time, the company expects to have invested over $380 million in infrastructure since the completion of its last base rate case in 2004.

•
Customer Growth - South Jersey Gas added 4,441 customers during the 12-month period ended March 31, 2009, for a total of 341,896. We achieved the 1.3% increase despite the significant slowdown in the new housing construction market nationwide. We continue to see significant interest in conversions to natural gas from other fuel sources. In addition, our recent gas main extension project in Cape May County, which provides over 5,000 potential conversion customers, as well as aggressive marketing campaigns into other parts of our service area without natural gas service, have been well received.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 53% at March 31, 2009, down slightly from 56% at the same point in 2008. Higher levels of short term debt resulting from higher accounts receivable and inventory values is the primary driver for the decrease year-over-year. Our goal remains for this ratio to average 50% annually. In February, Moody’s Investor Services upgraded South Jersey Gas’ senior secured rating from “Baa1” to “A3” with a positive outlook, which should only further enhance our ability to access the capital markets.

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SJI Earnings – Add 4

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Asset Management & Marketing Economic Earnings, and On-site Energy Production Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to derivative transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our derivative activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 5
	Three Months Ended March 31,
	2009	2008
	(In thousands except per share data)

Income from Continuing Operations	$31,622	$24,712
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	10,542	15,542
Realized (Gains)/Losses on Inventory Injection Hedges	1,560	(1,061)
Economic Earnings	$43,724	$39,193

Earnings per Share from Continuing Operations	$1.06	$0.83
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.35	0.52
Realized (Gains)/Losses on Inventory Injection Hedges	0.05	(0.03)
Economic Earnings per Share	$1.46	$1.32

	Three Months Ended March 31,
	2009	2008
	(In thousands except per share data)

Non-Utility Income/(Loss) From Continuing Operations	$6,577	$(354)
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	10,542	15,542
Realized (Gains)/Losses on Inventory Injection Hedges	1,560	(1,061)
Non-Utility Economic Earnings	$18,679	$14,127

Asset Management & Marketing Income/(Loss) From Continuing Operations	$5,584	$(2,269)
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	9,592	15,542
Realized (Gains)/Losses on Inventory Injection Hedges	1,560	(1,061)
Asset Management & Marketing Economic Earnings	$16,736	$12,212

On-site Energy Production Income From Continuing Operations	$432	$1,158
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Interest Rate Derivatives	950	-
On-site Energy Production Economic Earnings	$1,382	$1,158

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SJI Earnings – Add 6

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Monday, May 11, 2009 at 2:00 pm EDT to discuss the company’s first quarter 2009 results and future prospects. To participate in the conference call, dial 1-888-679-8035 approximately 15 minutes ahead of the scheduled time and enter the participant passcode 77416170. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the passcode 40239991. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended March 31,
			Increase
	2009	2008	(Decrease)
Operating Revenues:
Utility	$240,109	$236,412	$3,697
Nonutility	122,067	111,635	10,432

Total Operating Revenues	362,176	348,047	14,129

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	162,973	161,425	1,548
Nonutility	102,535	105,331	(2,796)
Operations	22,913	19,994	2,919
Maintenance	2,155	1,852	303
Depreciation	7,660	7,187	473
Energy and Other Taxes	5,167	4,866	301

Total Operating Expenses	303,403	300,655	2,748

Operating Income	58,773	47,392	11,381

Other Income and Expense	461	280	181
Interest Charges	(4,893)	(6,014)	1,121

Income Before Income Taxes	54,341	41,658	12,683

Income Taxes	(20,218)	(17,164)	(3,054)
Equity in Earnings of Affiliated Companies	(2,435)	217	(2,652)

Income from Continuing Operations	31,688	24,711	6,977

Loss from Discontinued Operations - (Net of tax benefit)	(19)	(24)	5

Net Income	31,669	24,687	6,982

Less: Net (Income) Loss Attributable to Noncontrolling Interest in Subsidiaries	(66)	1	(67)

Net Income - Attributable to South Jersey Industries, Inc.	$31,603	$24,688	$6,915

Amounts Attributable to South Jersey Industries, Inc. Shareholders
Income from Continuing Operations	$31,622	$24,712	$6,910
Loss from Discontinued Operations - (Net of tax benefit)	(19)	(24)	5

Net Income	$31,603	$24,688	$6,915

Basic Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$1.06	$0.83	$0.23
Discontinued Operations	(0.00)	(0.00)	0.00

Basic Earnings Per Common Share	$1.06	$0.83	$0.23

Average Common Shares Outstanding - Basic	29,752	29,640	112

Diluted Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$1.06	$0.83	$0.23
Discontinued Operations	(0.00)	(0.00)	0.00

Diluted Earnings Per Common Share	$1.06	$0.83	$0.23

Average Common Shares Outstanding - Diluted	29,851	29,764	87

FOR IMMEDIATE RELEASE